Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock New Jersey Municipal Bond Fund of BlackRock
Multi-State Municipal (BR-NJMUNI)
BlackRock New Jersey Municipal Bond Trust (BLJ)
BlackRock New Jersey Municipal Income Trust (BNJ)
BlackRock MuniYield New Jersey Quality Fund, Inc. (MJI)
BlackRock MuniHoldings New Jersey Quality Fund, Inc. (MUJ)
BlackRock MuniYield New Jersey Fund, Inc. (MYJ)
Strategic Income Opportunities Fund (BR-SIP)
BlackRock Strategic Municipal Opportunities Fund of
BlackRock Series Trust (BR-SMO-IG)


The Offering
Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
10-23-2014

Security Type:
BND/MUNI


Issuer
Casino Reinvestment Development Authority,
Luxury Tax Revenue Bonds, Series 2014

Selling
Underwriter
Janney Montgomery Scott LLC

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Janney Montgomery Scott LLC, Mesirow
Financial Inc., PNC Capital Markets LLC,
CastleOak Securities, L.P., FTN Financial
Capital Markets, Loop Capital Markets, RBC
Capital Markets

Transaction Details
Date of Purchase
10-23-2014


Purchase Price/Share
(per share / % of par)
$98.241
$105.164
$104.430

Total Commission,
Spread or Profit
0.533%


1.	Aggregate Principal Amount Purchased
(a+b)
$23,085,000

a.US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$22,085,000

b.Other BlackRock Clients
$1,000,000

2.	Aggregate Principal Amount of
Offering
$241,190,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.09571



Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[ ] U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
[x] Eligible Municipal Securities
[ ] Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering[Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.





Completed by:
Dillip Behera
Date:
11-12-2014

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
11-12-2014

Global Syndicate Team Member